Exhibit 99.1

Jingwei International Reports Second Quarter 2009 Financial Results

EARNINGS SHOW IMPROVEMENT IN SECOND QUARTER OF 2009

SHENZHEN, China, Aug. 13 /Xinhua-PRNewswire-FirstCall/ -- Jingwei International Limited (OTC Bulletin Board: JNGW - News; "Jingwei"), one of the leading providers of data mining and customer relationship marketing services in China, today announced financial results for the three month and six month periods ended June 30, 2009.  The Company plans to file its 10-Q on Friday August 14, 2009.

Recent Financial Highlights Include:
•	Net Income increased 3% to $0.8 million in the second quarter compared to the first quarter in 2009;
•	Revenue increased 4% to $4.1 million in the second quarter compared to the first quarter in 2009;
•	Net income decreased 76% to $1.4 million in the first six months of 2009 compared to the same period last year
•	Revenue in the first six months of 2009 decreased 45% to $8.0 million compared to the same period last year
•	Gross margin in the first half of 2009 was 37% compared to 59 % in the same period last year
•	Second quarter 2009 net income decreased 73% to $0.8 million compared to the second quarter last year
•	Second quarter 2009 gross margin was 36% compared to 56% in the second quarter last year

Regis Kwong, Chief Executive Officer of Jingwei International stated, ”We are encouraged by the improvement of revenue and net profit in the second quarter of 2009 from the previous quarter. With the real estate, retail, and consumer electronics sectors beginning to show signs of recovery, as well as the continued deployment of wireless 3G, we are experiencing increasing demand for our data mining and software services. We are looking forward to continued improvement in demand for our services. ”.

Second Quarter Ended June 30, 2009

Revenue for the second quarter decreased 53% to $4.1 million from $8.8 million in the second quarter of 2008.
Gross profit decreased 69% to $1.5 million from $4.9 million in the second quarter of 2008.  Gross margin in the quarter was 36% compared to 56% in the prior year’s period.

Income from operations was $0.6 million, down 83% from $3.6 million in the second quarter of 2008.  Operating margin was 15% in the second quarter of 2009 compared to 40% during the second quarter of last year.

Net income decreased 73% to $0.8 million, or $0.05 per diluted share in the second quarter of 2009 from $3.0 million, or $0.18 per diluted share in the second quarter of 2008.

Please refer to the table below for the breakdown of segment performance in the three month periods ended June 30, 2009 and 2008.

	Three Months Ended June 30
	2009			2008
	Datamining Services	Software Services	Total	Datamining Services	Software Services	Total
Net Revenue	$2,580,227	$1,506,568	$4,086,795	$6,406,853	$2,381,565	$8,788,418
Net Revenue	$2,580,227	$1,506,568	$4,086,795	$6,406,853	$2,381,565	$8,788,418
Gross Profit	970,236	505,169	1,475,405	3,398,773	1,520,514	4,919,287
Gross Margin	38%	34%	36%	53%	64%	56%

Six Months Ended June 30, 2009

For the six months ended June 30, 2009, revenue decreased 45% to $8.0 million from $14.5 million in the first six months of 2008.  During this same time period, gross profit decreased 65% to $3.0 million from $8.6 million. Gross margin is 37% compared to 59% in the same period last year. Income from operations decreased 78% to $1.4 million from $6.4 million in the first half of 2008, and net income decreased 76% to $1.4 million, or $0.08 per diluted share, from $5.8 million, or $0.34 per diluted share, in the first six months of 2008.

Please refer to the table below for the breakdown of segment performance in the six month periods ended June 30, 2009 and 2008.

	Six Months Ended June 30
	2009			2008
	Datamining Services	Software Services	Total	Datamining Services	Software Services	Total
Net Revenue	$4,769,923	$3,260,589	$8,030,513	$9,663,094	$4,878,772	$14,541,866
Net Revenue	$4,769,923	$3,260,589	$8,030,513	$9,663,094	$4,878,772	$14,541,866
Gross Profit	1,958,493	1,038,324	2,996,817	5,336,790	3,266,556	8,603,346
Gross Margin	41%	32%	37%	55%	67%	59%

Balance Sheet
As of June 30, 2009, the Company had approximately $7.3 million of cash and no long-term debt.

Business Update

We have seen slight improvements in our business during the second quarter of 2009. Although our data mining business continued to experience slowdowns from the private business sectors, demand for our software in the telecom sectors has improved.

In data mining, due to stimulus measures implemented by the Chinese government, we have seen increasing activities in real estate marketing as this sector is the first to benefit from this measure. Revenue from the real estate sectors account for a large share of our data mining revenues. However, other business sectors such as finance and retail were still very cautious on spending in marketing and advertising. With our current large accounts cutting back significantly on their marketing budgets, the data mining revenue share has dropped slightly compared to our previous year.

On the other hand, we have seen increased demand for our software services in the telecom sector as operators are now in full gear for 3G deployment. As some of our trials have started to transition into commercial deployments, we experienced increase revenue shares from the software segment. We supplied application software to telecom operators for their 3G services. One particular significant win for us was the Unicom Operation Analysis Software System, where we are the sole provider of the systems software for the Guangzhou branch of China Unicom operations. We expect this trend to continue as the subscriber base expands in China.

Going forward, in addition to the real estate sector, we anticipate that the retail and consumer electronics sectors will be the first to rebound in demand for marketing services. We have experienced an increase in orders for our data mining services from these two sectors in July and August of 2009.

CONFERENCE CALL

Management will host a conference call today at 9:00 a.m. EDT to discuss financial results.

To access the conference call within the U.S., dial: 800.860.2442. For international/toll access, dial: +1.412.858.4600. The Pass Code is : Jingwei, Parties should ask for Jingwei. Please dial in a few minutes before the conference call is scheduled to begin.

A replay of the conference call will be accessible on Jingwei’s website at http://www.jingweicom.com

About Jingwei International Limited

Jingwei International Limited ("Jingwei") is a leading provider of data mining and customer relationship marketing services in the fast growing Chinese market. Powered by advanced data mining technology and a proprietary database of over 300 million Chinese consumers, Jingwei enables leading Chinese companies as well as international brands to reach their target audiences. The Company's services include market segmentation, customer trend, revenue analysis and direct marketing. Jingwei is evolving into an integrated marketing service provider with targeted campaigns via multi media channels including: interactive mobile, telemarketing, direct mail and new media.

For more information, please visit the Company's web site: http://www.jingweicom.com ..

Safe Harbor Statement

Certain of the statements made in the press release constitute forward- looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of forward- looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology. Such statements typically involve risks and uncertainties and may include financial projections or information regarding our future plans, objectives or performance. Actual results could differ materially from the expectations reflected in such forward-looking statements as a result of a variety of factors, including the risks associated with the global financial crisis, effects of changing economic conditions in The People's Republic of China, variations in cash flow, reliance on collaborative retail partners and on new product development, variations in new product development, risks associated with rapid technological change, and the potential of introduced or undetected flaws and defects in products, and other risk factors detailed in reports filed with the Securities and Exchange Commission from time to time.

For more information, please contact:

Regis Kwong
Tel:   86-755-86319436
 Email: regis@jingweicom.com / vanessa@jingweicom.com

Source: Jingwei International Limited

Jingwei International Limited And Subsidiaries
Condensed Consolidated Balance Sheets
(Stated in US Dollars)

	June 30	December 31
	2009	2008
	(Unaudited)	(Audited)
ASSETS
Current assets
Cash and equivalents	$7,303,235	5,472,408
Inventories	4,401,449	2,802,037
Trade receivables (net of allowance of doubtful accounts of $141,133 and $135,422)	19,564,068	19,371,524
Other receivables, prepayments and deposits (net of allowance of doubtful accounts of $103,410 and $117,787)	1,521,570	3,749,169
Total Current Assets	32,790,322	31,395,138

Non-current assets
Property, plant and equipment - Net	1,510,393	1,305,917
Acquired Intangible Assets	11,620,073	12,238,501
Long term Investment	1,735,624	1,733,244

Total Assets	$47,656,412	46,672,800

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Trade payables	$1,795,126	1,965,619
Accruals and other payables	984,858	1,465,571
Income Tax payable	430,553	358,168
Deferred Tax	288,035	192,930
Loan from a stockholder	487,916	559,286
Total Current Liabilities	3,986,488	4,541,574

Total Liabilities	3,986,488	4,541,574

Equity
Common stock, $.001 par value; 75,000,000 shares authorized, 17,049,000 shares issued and outstanding	17,049	17,049
Additional Paid-in Capital	15,475,331	15,403,411
Statutory and other reserves	883,936	883,936
Accumulated other comprehensive income	2,612,423	2,564,066
Retained Earnings	17,211,282	15,803,104
Total Jingwei International Limited and Subsidiaries' Stockholders' Equity	36,200,021	34,671,566
Noncontrolling interest	7,469,903	7,459,660
Total Equity	43,669,924	42,131,226

Total Liabilities and Stockholders' Equity	$47,656,412	$46,672,800

Jingwei International Limited And Subsidiaries
Condensed Consolidated Statements of Operations (unaudited)
(Stated in US Dollars)

	Three months Ended June 30, 2009	Three months Ended June 30, 2008	Six months Ended June 30, 2009	Six months Ended June 30, 2008
	(Unaudited)	(Audited)	(Unaudited)	(Audited)

Sales	$4,086,795	$8,788,418	$8,030,513	$14,541,866
Cost of sales	(2,611,391)	(3,869,131)	(5,033,697)	(5,938,519)
Gross profit	1,475,404	4,919,287	2,996,816	8,603,347

Expenses
Selling,General and Administrative expenses	(715,112)	(1,012,663)	(1,118,489)	(1,710,188)
Research and development costs	(189,530)	(351,151)	(443,387)	(516,142)
Total Expenses	(904,642)	(1,363,814)	(1,561,876)	(2,226,330)

Income from operations	570,762	3,555,473	1,434,940	6,377,017

Other income (expenses)
Subsidy income	234,171	286,962	355,386	543,690
Interest income	3,740	3,835	7,764	8,760
Finance costs	-	(4,276)	-	(8,039)
Other income (expense)	(12,229)	(28,544)	(26,295)	(24,450)
Total other income	225,682	257,977	336,855	519,961

Income before income taxes	796,444	3,813,450	1,771,795	6,896,978

Income taxes	(8,963)	(776,686)	(363,617)	(1,080,625)

Net income	787,481	3,036,764	1,408,178	5,816,353
Less: Net income attributable to the noncontrolling interest	-	-	-	-
Net Income attributable to Jingwei International Limited and Subsidiaries	$787,481	$3,036,764	$1,408,178	$5,816,353

Earnings Per Share (Basic)	$0.05	$0.18	$0.08	$0.34

Earnings Per Share (Diluted)	$0.05	$0.18	$0.08	$0.34

Weighted Average Common Shares Outstanding
Basic	17,049,000	17,049,000	17,049,000	17,049,000
Diluted	17,049,000	17,131,660	17,049,000	17,090,330